CARLOS M. CARDOSO ELECTED TO HUBBELL BOD

SHELTON, CT. (February 7, 2013) – The Board of Directors of Hubbell Incorporated (NYSE:  HUBA, HUBB) announces the election of Carlos M. Cardoso as a Director of the Company effective immediately.

Mr. Cardoso, 55, is Chairman, President and Chief Executive Officer of Kennametal Inc. Kennametal is a $3 billion dollar company that provides innovative custom and standard wear-resistant solutions for the industrial and infrastructure markets. The company helps its customers drive productivity improvements in harsh environments through their advanced materials sciences and application knowledge.

Hubbell’s President and Chief Executive Officer, Mr. David G. Nord, said, “Carlos has a strong background in manufacturing, excellent understanding of the industrial market and in-depth knowledge of driving productivity improvements. We look forward to his insight and contributions as we continue to grow the enterprise.”

Prior to his current role, Mr. Cardoso was President of the $1.3 billion Pump Division of Flowserve Corporation. Previously, Mr. Cardoso spent over six years with Honeywell / AlliedSignal where he held several positions of increasing responsibility. Prior to Honeywell / AlliedSignal, Mr. Cardoso was Vice President Manufacturing Operations for Colt Manufacturing. He received his bachelor’s degree in business administration from Fairfield University and a master’s degree in management from the Hartford Graduate Center. He also participated in the Executive Management Program at Cornell University. Mr. Cardoso has been named one of America’s “Best Chief Executive Officers” by Institutional Investor Magazine.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2012 revenues of $3.0 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea, and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

Contact:	James M. Farrell Hubbell Incorporated 40 Waterview Drive P.O. Box 1000 Shelton, Connecticut 06484 (475) 882-4000